Exhibit 99.1

                                                                  News Release

Contact:

Jerome I. Feldman
Chairman & CEO
(914) 249-9750


                           NATIONAL PATENT DEVELOPMENT
                        ANNOUNCES SETTLEMENT WITH EDS OF
                        LEARNING TECHNOLOGIES LITIGATION

NEW YORK - November 29, 2005 -- National Patent Development Corporation (NPDV.OB), a holding company with interests in optical plastics, paint and hardware distribution, and pharmaceuticals, today announced that GP Strategies Corporation had settled its remaining claims against Electronic Data Systems Corporation, as successor to the Systemhouse subsidiaries of MCI Communications Corporation, arising out of GP Strategies'1998 acquisition of Learning Technologies. Pursuant to the settlement, EDS will make a cash payment of $9 million to GP Strategies by December 14, 2005 and the parties will exchange general releases. EDS denied liability in the settlement and has stated that it agreed to settle to avoid the uncertainties of litigation. The related fraud claims against MCI have not been settled.

In connection with the spin-off of National Patent Development Corporation by GP Strategies, which occurred on November 24, 2004, GP Strategies agreed to make an additional capital contribution to National Patent Development in an amount equal to the first $5 million of any proceeds (net of litigation expenses and taxes incurred, if any), and 50% of any proceeds (net of litigation expenses and taxes incurred, if any) in excess of $15 million, received with respect to the foregoing litigation claims and a related arbitration claim.

After payment of legal fees related to the litigation, the proceeds received by GP Strategies from the settlement will be approximately $7 million. GP Strategies had previously incurred approximately $1 million of expenses with respect to the litigation and will incur approximately $2.4 million of taxes relating to the receipt of the litigation proceeds, so the net proceeds with respect to the litigation claim for purposes of the agreement with National Patent Development are approximately $3.6 million. The net proceeds with respect to the related arbitration award for purposes of the agreement with National Patent Development were approximately $13.9 million, for total net proceeds of approximately $17.5 million.

Pursuant to the agreement with National Patent Development, GP Strategies made a $5 million additional capital contribution to National Patent Development out of the proceeds of the arbitration award and will make an additional capital contribution of approximately $1.25 million to National Patent Development out of the proceeds of the litigation settlement.



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The forward-looking statements contained herein reflect National Patent
Development's management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development, including, but not limited to the risks and uncertainties detailed in National Patent Development's periodic reports and registration statements filed with the Securities and Exchange Commission.

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